FOR IMMEDIATE RELEASE

INVESTOR CONTACT:	MEDIA CONTACT:

Susan Conway	Sarah Laskowski

Senior Director of Investor Relations	Corporate Communications Manager

Cognex Corporation	Cognex Corporation

Phone: (508) 650-3353	Phone: (508) 650-3347

Email: susan.conway@cognex.com	Email: sarah.laskowski@cognex.com

COGNEX TO SELL ITS
SURFACE INSPECTION SYSTEMS DIVISION

NATICK, MA, June 8, 2015 - Cognex Corporation (NASDAQ: CGNX) today announced that it has signed a definitive agreement to sell the assets of its Surface Inspection Systems Division (SISD) to AMETEK, Inc. (NYSE: AME) for approximately $160 million in cash. Closing of the transaction is subject to regulatory approval and customary closing conditions. Following completion of this transaction, Cognex will schedule a conference call to discuss the sale and to provide updated financial guidance.

“The sale of our Surface Inspection Systems Division is a strategic decision for us,” said Robert J. Willett, President and Chief Executive Officer of Cognex. “SISD is a profitable and well-managed business, but it does not fit Cognex’s long-term objectives and business model. With this sale, we can focus all of our efforts on discrete manufacturing where we see continued strong growth for our vision and ID products.”

Surface inspection sales were $60 million in 2014, or 12% of Cognex’s total revenue.

“Cognex entered the surface inspection market in 1996 with the acquisition of Isys Controls, Inc, a small company that had developed vision systems for automatically detecting and classifying flaws and defects on the surfaces of materials as they are being produced at high speed in a continuous fashion,” said Dr. Robert J. Shillman, Chairman and Chief Culture Officer of Cognex. “We are proud to have built this business from an organization which was primarily selling into the U.S. metals market, into a leading global supplier of surface inspection systems for metals, paper, plastics, nonwovens and glass.”

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Cognex to sell its Surface Inspection Systems Division, Page 2

About Cognex Corporation

Cognex Corporation designs, develops, manufactures and markets a range of products that incorporate sophisticated machine vision technology that gives them the ability to “see.” Cognex products include barcode readers, machine vision sensors and machine vision systems that are used in factories, warehouses and distribution centers around the world to guide, gauge, inspect, identify and assure the quality of items during the manufacturing and distribution process. Cognex is the world's leader in the machine vision industry, having shipped more than 1 million vision-based products, representing over $4 billion in cumulative revenue, since the company's founding in 1981. Headquartered in Natick, Massachusetts, USA, Cognex has regional offices and distributors located throughout the Americas, Europe and Asia. For details visit Cognex online at http://www.cognex.com.

Certain statements made in this news release, which do not relate solely to historical matters, are forward-looking statements. These statements can be identified by use of the words “expects,” “anticipates,” “estimates,” “believes,” “projects,” “intends,” “plans,” “will,” “may,” “shall,” “could,” “should,” and similar words and other statements of a similar sense. These forward-looking statements, which include statements regarding the pending sale of SISD, business and market trends, future financial performance, expected areas of growth and strategic plans, involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include: (1) the possibility that various closing conditions for the transaction may not be satisfied or waived; (2) the loss of a large customer; (3) current and future conditions in the global economy; (4) the reliance on revenue from the consumer electronics or automotive industries; (5) the inability to penetrate new markets; (6) the cyclicality of the semiconductor and electronics industries; (7) the inability to achieve significant international revenue; (8) fluctuations in foreign currency exchange rates and the use of derivative instruments; (9) the inability to attract and retain skilled employees; (10) the reliance upon key suppliers to manufacture and deliver critical components for our products; (11) the failure to effectively manage product transitions or accurately forecast customer demand; (12) the inability to design and manufacture high-quality products; (13) the technological obsolescence of current products and the inability to develop new products; (14) the failure to properly manage the distribution of products and services; (15) the inability to protect our proprietary technology and intellectual property; (16) our involvement in time-consuming and costly litigation; (17) the impact of competitive pressures; (18) the challenges in integrating and achieving expected results from acquired businesses; (19) potential impairment charges with respect to our investments or for acquired intangible assets or goodwill; (20) exposure to additional tax liabilities; (21) information security breaches or business system disruptions; and (22) the other risks detailed in Cognex reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2014. You should not place undue reliance upon any such forward-looking statements, which speak only as of the date made. Cognex disclaims any obligation to update forward-looking statements after the date of such statements.

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